Exhibit 10.9

INDEPENDENT DIRECTOR COMPENSATION POLICY

Non-employee members of the board of directors Tops Holding Corporation who are not employees of Morgan Stanley Private Equity are eligible to receive an annual cash retainer in the amount of $60,000, which is payable in quarterly installments of $15,000, and an initial equity grant as determined by the Board upon the director’s appointment.